SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 23, 2005

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 8.01. Other Events and Regulation FD Disclosure

On September 26, FiberMark issued a press release (Exhibit 99.1) reporting the filing of its revised (“Fourth Proposed, Amended”) Plan of Reorganization and Disclosure Statement reflecting the settlement reached among FiberMark and its top three bondholders.

This exhibit is filed herewith and shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

The revised Disclosure Statement and Plan of Reorganization are available on FiberMark’s Web site at the following link.

http://www.fibermark.com/restructure/indexRestructure.htm#planOfReorgFilings

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1 Press Release, Dated September 9, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: September 26, 2005	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1*	Press Release, Dated September 26, 2005

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications
802 257 5981

FiberMark Files Revised Plan of Reorganization
Reflecting Settlement among Top Three Bondholders

BRATTLEBORO, VERMONT, September 26, 2005—FiberMark, Inc. (OTCBB: FMKIQ) today announced that it has filed a revised Plan of Reorganization reflecting the settlement reached among FiberMark and its top three bondholders—AIG Global Investment Corp., Post Advisory Group, LLC and Silver Point Capital, L.P. The agreement was reached in response to the findings and recommendations of the independent examiner. Key provisions of the revised Plan include the following:

•
To settle potential causes of action by unsecured creditors against AIG and Post and litigation rights held by FiberMark against AIG and Post, bondholders and all other unsecured creditors—excluding the top three bondholders—will receive an all-cash payment estimated to provide a 70% recovery of claim amounts, which was the estimated recovery under FiberMark’s initial plan of reorganization and compares favorably with the 54% estimated recovery levels under the plan filed in August. Alternatively, unsecured creditors interested in receiving an equity position in the reorganized company may elect a distribution that includes new common stock along with a partial cash payment, which would provide an estimated 62% recovery of claim amounts. Under both options, the recovery estimates assume that the current value of the allowed claims remains unchanged. AIG and Post will contribute to the funding of the cash payments 8% of unsecured claims, not to exceed $4.2 million. For unsecured creditors receiving the all-cash payment, a portion of the cash will be provided by Silver Point, which will effectively purchase the stock otherwise allocable to those creditors.

•	Silver Point will purchase the claims of AIG and Post for a negotiated amount. As a result of the purchase, AIG and Post will have no ownership interest in the reorganized company.

•	AIG, Post and Silver Point have agreed to vote in favor of the company’s revised Plan.

•
The potential causes of action held by unsecured creditors against AIG and Post and litigation rights held by FiberMark against AIG and Post will be released and extinguished under the revised Plan. As a result, the Plan will contain no mechanism for litigating any such causes of action. However, the Plan does not abridge the rights of persons who hold individual causes of action, as defined in the Plan.

•	AIG, Post and Silver Point will split the cost of the examiner’s investigation three ways, subject to a cap totaling $1.75 million.

The settlement relates to the treatment of unsecured claims under the company’s Plan of Reorganization. Shares held by current stockholders will be cancelled, as detailed in the initial plan.

The previously approved disclosure statement has been modified to conform to the revised Plan and the company must now obtain Court approval to submit the Disclosure Statement and Plan to its creditors for voting. The company also expects the date for the confirmation hearing that will follow the voting process to be finalized shortly. The company continues to expect that it will have a confirmed Plan of Reorganization before the end of 2005.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials (paper, pressboard, coated cloth and nonwoven materials) meeting industrial and consumer needs worldwide in 11 facilities in northeastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, graphic arts applications, wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10-K/A as filed with the SEC on May 4, 2005, which is also accessible on the company's Web site.

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